EXHIBIT 99.1

Applied Industrial Technologies Reports Fiscal 2015
First Quarter Results, Declares Dividend
and Announces New Stock Repurchase Plan
Sales up 16%; EPS up 10.5%

CLEVELAND, OHIO (October 29, 2014) - Applied Industrial Technologies (NYSE: AIT) today reported first quarter fiscal 2015 sales and earnings for the three months ended September 30, 2014.

Net sales for the quarter grew 16% to $702.3 million from $605.3 million in the same quarter a year ago. Net income for the quarter increased to $29.1 million from $26.8 million, and earnings per share rose 10.5% to $0.70 per share, compared with $0.63 per share in the first quarter of fiscal 2014.

Commenting on the results, Applied’s President & Chief Executive Officer Neil A. Schrimsher said, “We are pleased to report a solid start to the fiscal year with double-digit sales and earnings per share growth for the quarter. Our overall sales increase reflects a 13.3% lift from our recent acquisitions and a 3.2% contribution from core underlying operations, offset by a negative foreign currency translation impact of 0.5%.

“We enter our second quarter with positive momentum, and we are well-positioned for continued improvements in sales, operations and earnings. All across Applied, we are focused on expanding our value-add, extending our market reach, and enhancing our capabilities to serve our customers.

“Looking ahead, we see an industrial market that offers continued opportunities for growth, and we are maintaining our full fiscal 2015 guidance for earnings per share between $2.95 and $3.20 per share, on a sales increase of 13% - 16%.”

In addition, Mr. Schrimsher announced that the Company’s Board of Directors declared a quarterly cash dividend of $0.25 per common share, payable on November 28, 2014, to shareholders of record on November 14, 2014.

During the quarter, the Company purchased 214,000 shares of its common stock in open market transactions for $10.4 million. At September 30, 2014, the Company had remaining authorization to purchase 167,600 additional shares. In addition, on October 27, the Board of Directors authorized the repurchase of up to an additional 1.5 million shares of the Company’s common stock - a plan that replaces the prior share repurchase plan. The new authorization represents approximately 4% of the shares currently outstanding, and these purchases can be made in open market and negotiated transactions.

“The Board’s authorization of a new stock repurchase plan reflects our confidence in the Company’s financial strength and strategic plan, and our ongoing commitment to generating increased shareholder value.” added Mr. Schrimsher.

Applied will host its quarterly conference call for investors and analysts at 10 a.m. ET on October 29. Neil A. Schrimsher - President & CEO, and Mark O. Eisele - CFO will discuss the Company's performance. To join the call, dial 1-800-755-1805 or 1-212-231-2910 (for International callers). A live audio webcast can be accessed online through the investor relations portion of the Company's website at www.applied.com.
A replay of the call will be available for two weeks by dialing 1-800-633-8284 or 1-402-977-9140 (International) using passcode 21734241.

With more than 560 facilities and 5,800 employee associates, Applied Industrial Technologies is a leading industrial distributor that offers more than five million parts to serve the needs of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training and inventory management solutions that provide added value to its customers. Applied can be visited on the Internet at www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as "see," "guidance," and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.

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For investor relations information, contact Mark O. Eisele, Vice President - Chief Financial Officer, at 216-426-4417. For corporate information, contact Julie A. Kho, Manager - Public Relations, at 216-426-4483.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(In thousands, except per share data)

	Three Months Ended
	September 30,
	2014	2013
Net Sales	$702,325	$605,305
Cost of sales	507,393	435,510
Gross Profit	194,932	169,795
Selling, distribution and administrative,
including depreciation	148,767	130,256
Operating Income	46,165	39,539
Interest expense, net	1,662	61
Other (income) expense, net	244	(1,091)
Income Before Income Taxes	44,259	40,569
Income Tax Expense	15,137	13,725
Net Income	$29,122	$26,844
Net Income Per Share - Basic	$0.70	$0.64
Net Income Per Share - Diluted	$0.70	$0.63
Average Shares Outstanding - Basic	41,467	42,157
Average Shares Outstanding - Diluted	41,829	42,637

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

(2) On July 1, 2014, the Company acquired 100% of the outstanding stock of Knox Oil Field Supply Inc. ("Knox"), headquartered in San Angelo, Texas, for a purchase price of $132.0 million. The financial results of the operations acquired have been included in the Service Center Based Distribution Segment as of the acquisition date.

Also on July 1, 2014, the Company acquired substantially all of the net assets of Rodamientos y Derivados del Norte S.A de C.V., a Mexican distributor of bearings and power transmission products and related products and Great Southern Bearings / Northam Bearings, a Western Australia distributor of bearings and power transmission products, for a combined purchase price of $12.6 million. The financial results of the operations acquired have been included in the Service Center Based Distribution Segment as of the acquisition date.

(3) Effective July 1, 2013, the Company aligned the consolidation of the Company's Canadian subsidiaries in the consolidated financial statements which previously included results on a one month reporting lag. The Company has determined that the effect of this change is not material to the financial statements for all periods presented and therefore has not presented retrospective application of this change. The net impact of the lag elimination was $1.2 million of additional income and has been included within "Other (income) expense, net" on the Condensed Statements of Consolidated Income for the quarter ended September 30, 2013.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30,	June 30,
	2014	2014

Assets
Cash and cash equivalents	$52,033	$71,189
Accounts receivable, less allowances of $10,513 and $10,385	403,521	375,732
Inventories	367,291	335,747
Other current assets	51,915	53,480
Total current assets	874,760	836,148
Property, net	106,683	103,596
Goodwill	259,156	193,494
Intangibles, net	208,497	159,508
Other assets	19,823	41,423
Total Assets	$1,468,919	$1,334,169

Liabilities
Accounts payable	$145,614	$172,401
Current portion of long-term debt	2,842	2,720
Other accrued liabilities	123,526	115,834
Total current liabilities	271,982	290,955
Long-term debt	321,418	167,992
Other liabilities	84,814	74,914
Total Liabilities	678,214	533,861
Shareholders' Equity	790,705	800,308
Total Liabilities and Shareholders' Equity	$1,468,919	$1,334,169

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In thousands)

	Three Months Ended
	September 30,
	2014	2013
Cash Flows from Operating Activities
Net income	$29,122	$26,844
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	4,211	3,431
Amortization of intangibles	6,491	3,249
Amortization of stock appreciation rights and options	577	636
(Gain) loss on sale of property	(5)	35
Other share-based compensation expense	592	754
Changes in assets and liabilities, net of acquisitions	(58,891)	(18,014)
Other, net	(198)	21
Net Cash provided by (used in) Operating Activities	(18,101)	16,956
Cash Flows from Investing Activities
Property purchases	(3,100)	(1,571)
Proceeds from property sales	3	183
Acquisition of businesses, net of cash acquired	(129,810)	0
Net Cash used in Investing Activities	(132,907)	(1,388)
Cash Flows from Financing Activities
Net borrowings under revolving credit facility	34,000	0
Long-term debt borrowings	120,238	0
Long-term debt repayments	(690)	0
Purchases of treasury shares	(10,400)	(3,001)
Dividends paid	(10,402)	(9,746)
Excess tax benefits from share-based compensation	556	1,516
Acquisition holdback payments	0	(606)
Net Cash provided by (used in) Financing Activities	133,302	(11,837)
Effect of Exchange Rate Changes on Cash	(1,450)	(18)
Increase (decrease) in cash and cash equivalents	(19,156)	3,713
Cash and cash equivalents at beginning of period	71,189	73,164
Cash and Cash Equivalents at End of Period	$52,033	$76,877